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                                                                      EXHIBIT 99

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                  ASV ANTICIPATES LOWER SALES AND NET EARNINGS

                        ANNOUNCES STOCK BUY-BACK PROGRAM

     GRAND RAPIDS, MN (SEPTEMBER 24, 2001) - ASV, INC. (NASDAQ: ASVI) announced today it anticipates it will report reduced net sales and net earnings for its third quarter ending September 30, 2001. Reasons for the reduction include customer response to the recent acts of terrorism, the greater than expected decrease in sales of the Company's model 4810 Posi-Track due to the recent introduction of the Multi-Terrain Loaders (MTL) jointly-developed with Caterpillar and the continued industry-wide slowdown in construction equipment spending. The Company has reduced its expectations for its third quarter net sales to approximately $9-11 million, with net earnings to be in the range of breakeven to ($.02) loss per diluted share. Because of the uncertainty existing in the marketplace, the Company is also reducing its net sales and net earnings estimates for fourth quarter 2001 and fiscal 2002. The Company expects its net sales for fiscal 2001 to be approximately $46-50 million, with net earnings for fiscal 2001 expected to be in the range of $.02 to ($.02) per diluted share. The Company expects its 2002 net sales to be in the range of $70-80 million with net earnings in the range of $.32-.40 per diluted share.

     Concurrently, ASV also announced the implementation of a stock buy-back program under which ASV may repurchase up to $5 million of its common stock on the open market. The Company intends to fund the repurchases with available funds. The repurchase program is expected to last not more than twelve months or until such amount of stock is repurchased.

     Commenting on these matters, ASV President Gary Lemke stated "The events of September 11th, along with the softness in the US economy, have caused many equipment dealers to adopt a "wait and see" attitude for equipment purchases. The last month of our quarter has historically been our strongest month, and these events are expected to reduce our expected shipments for September. Some of our products have seen reduced volume in the third quarter as a result of the softening American economy."

     Continuing, Lemke said "The first two MTL models have been eagerly accepted by Caterpillar dealers and are expected to be our largest source of revenue for third quarter. We are very excited about the MTL's future with the remaining three models scheduled for introduction in 2002. We anticipate our undercarriage sales for the entire MTL product line to more than double in 2002, at margins greater than our historical average."

     ASV and Caterpillar Inc. continue to jointly develop a line of Caterpillar branded rubber track skid steer loaders called Multi-Terrain Loaders (MTL). The product line, which is expected to include a total of five models, features Caterpillar's patented skid steer loader technology and ASV's patent-pending Maximum Traction Support System(TM) rubber track undercarriage. The first two MTL models were introduced to a limited number of Caterpillar dealers in the second quarter of 2001, with the remaining three models targeted for introduction in 2002. All North American Caterpillar dealers are expected to have access to the MTL product line in 2002.


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CONFERENCE CALL

     ASV will conduct a live Webcast at 10 a.m. Central time, Monday, September 24th to discuss these matters. The call will be broadcast over the Internet and can be accessed either at www.ccbn.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 211381. The Internet replay will be available for 30 days and can be accessed at www.ccbn.com or www.asvi.com in the same manner as discussed above.

ABOUT ASV

     ASV designs, manufactures and sells all-season, track-drive vehicles and related accessories and attachments. With its patent-pending Maximum Traction and Support System(TM) undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture.

     To learn more about ASV Inc. and its unique rubber-tracked products, visit the Company's web site at www.asvi.com.

     Note: The statements set forth above regarding ASV's future expected sales and profitability levels and its plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed and the timing of their planned introduction are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the six months ended June 30, 2001.